Exhibit 5.1

[LETTERHEAD OF O’MELVENY & MYERS LLP]

July 23, 2009

AMC Entertainment Inc.

920 Main Street

Kansas City, Missouri

Re:

Registration Statement Relating to $600,000,000 Aggregate Principal Amount of 8.75% Senior Notes due 2019, $325,000,000 Aggregate Principal Amount of 11% Senior Subordinated Notes due 2016 and $300,000,000 Aggregate Principal Amount of 8% Senior Subordinated Notes due 2014

Ladies and Gentlemen:

At your request, we have examined (i) the Registration Statement on Form S-1 of AMC Entertainment Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on July 23, 2009 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933 of the offer and sale of $600,000,000 aggregate principal amount of 8.75% Senior Notes due 2019,  $325,000,000 Aggregate Principal Amount of 11% Senior Subordinated Notes due 2016 and $300,000,000 Aggregate Principal Amount of 8% Senior Subordinated Notes due 2014 (collectively, the “Securities”) and (ii) the joint and several guarantees (the “Guarantees”) of the Securities by each of the entities listed on Schedule A attached hereto (collectively, the “Guarantors”).

We are of the opinion that the Securities and the Guarantees of the Guarantors formed (in the case of limited liability companies or partnerships) in the state of Delaware or incorporated (in the case of corporations) in the states of California, Delaware or the District of Columbia have been duly authorized by all necessary corporate action on the part of the Company and the Guarantors, as applicable, and are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement

Respectfully submitted,

/s/ O’Melveny & Myers LLP
O’Melveny & Myers LLP

Schedule A

AMC Card Processing Services, Inc., an Arizona corporation

AMC Entertainment International, Inc., a Delaware corporation

AMC License Services, Inc., a Kansas corporation

American Multi-Cinema, Inc., a Missouri corporation

Club Cinema of Mazza, Inc., a District of Columbia corporation

LCE AcquisitionSub, Inc., a Delaware corporation

LCE Mexican Holdings, Inc., a Delaware corporation

Loews Cineplex U.S. Callco, LLC, a Delaware limited liability company

Loews Citywalk Theatre Corporation, a California corporation

Loews Theatre Management Corp., a Delaware corporation

Premium Theater of Framingham, Inc., a Massachusetts corporation